Exhibit 99.1

Contact:  Mike Schuh  425-951-1224

SONOSITE ANNOUNCES THIRD QUARTER 2009 RESULTS
Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – October 27, 2009 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the third quarter and nine months ended September 30, 2009.

REVENUE
Revenue in the third quarter of 2009 was $53.6 million, a decrease of 13% compared to the third quarter of 2008.  For the nine months of 2009, revenue was $157.7 million, a decrease of 9% compared to the nine months of 2008.

Overall revenue included $3.0 million for the quarter and nine months just ended from the recently acquired CardioDynamics International Corporation (CDIC).

Excluding CDIC, revenue in the third quarter was $50.6 million, a decrease of 18% compared to the third quarter of 2008, and $154.7 million for the nine months just ended.

Foreign exchange had zero effect on third quarter revenue, but had a negative impact of $6.7 million or 4% for the nine months just ended.

OPERATING INCOME AND CASH FLOW
Overall, “reported” third quarter operating income was $2.3 million, including charges from CDIC of $3.1 million related to operating results as well as acquisition and integration.

Operating income in the third quarter excluding CDIC was $5.4 million, a 10.7% operating margin versus a $3.0 million or 5.6% operating margin in the second quarter 2009.

Cash Flow
Operating cash flow was $1.6 million for the quarter and $8.9 million for the nine months of 2009, as compared to $13.0 million and $18.0 million for the comparable periods of 2008. Operating cash flow reflects the decline in operating income and the $3.1 million impact of the CDIC acquisition.

Net income
For the third quarter of 2009, the Company recorded a net loss of $0.2 million or $0.01 per share, compared to a net income of $3.7 million or $0.21 per share in 2008.  For the nine months of 2009, net income was $1.0 million or $0.06 per share compared to $5.3 million or $0.30 per share, all of which include $3.1 million in charges related to the CDIC acquisition.

COMMENTARY
“While revenue remained sluggish, gross margins and expense management improved, resulting in a better than forecasted operating margins of 10.7% in our core businesses, excluding CDIC,” said Kevin M. Goodwin, SonoSite President and CEO. “The revenue environment remains tight, US revenue levels continued stabilizing and we experienced a few order delays in our international business. Importantly, pricing and expense management have continued to improve, resulting in steadily increasing operating margin performance.”

“We also recently concluded an agreement with General Electric to settle our patent disputes,” Mr. Goodwin stated. “As a part of the settlement, both companies agreed to invest in an important new education and clinical research foundation, which the companies will co-fund, and which will contribute to the long-term market adoption of best practices in point-of-care ultrasound.”

“Our 2009 outlook remains unchanged,” Mr. Goodwin said. “Going forward, we intend to continuously improve our operating margins and cash flow while preparing and positioning ourselves for the resumption of revenue growth.  We have numerous growth initiatives in place, alongside a strengthening handle on pricing and expense control. We are targeting operating margins of 11 – 13% for 2010. These targets assume zero to low revenue growth rates. If we realize greater growth rates, our operating margins will be structured to improve further. These projections exclude $3.3 million of expected amortization for intangibles related to the CDIC acquisition.”

As of September 30, 2009, the company held $248 million in cash and investments and had outstanding senior convertible notes of $120 million. The Company used $16.2 million for the CDIC acquisition including re-payment of their debt.

2009 FINANCIAL OUTLOOK
The Company has updated its outlook to include the impact of the CDIC acquisition:
•	revenues in the range of $225 - $230 million,
•	gross margins are expected to be level with 2008, and
•	operating income in the range of $10 - $11 million inclusive of negative $8 million in charges from the CDIC acquisition.

NON-GAAP MEASURES
This release includes a discussion of management measures that are non-GAAP. We believe it is useful for investors to understand the comparison of operating results in 2009 versus 2008 by eliminating the impact of the CDIC related charges using non-GAAP measures.

Conference Call Information
SonoSite will hold a conference call on October 27th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning October 27, 2009, 5:30 pm PT and will be available until November 10, 2009, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 1942151 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995
Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of CardioDynamics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, spending patterns in the hospital market, healthcare reform and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2008		2008
	2009	As Adjusted	2009	As Adjusted
Revenue	$53,571	$61,633	$157,661	$173,362
Cost of revenue	16,021	18,562	48,033	50,962
Gross margin	37,550	43,071	109,628	122,400
Gross margin percentage	70.1%	69.9%	69.5%	70.6%

Operating expenses:
Research and development	6,497	7,440	21,569	20,574
Sales, general and administrative	28,874	28,254	81,682	86,712
Licensing income and litigation settlement with Zonare	-	(2,643)	(924)	(2,643)
Acquisition costs, net of bargain purchase (gain)	(110)	-	469	-
Total operating expenses	35,261	33,051	102,796	104,643

Operating income *	2,289	10,020	6,832	17,757

Other loss, net	(3,013)	(3,655)	(5,486)	(8,591)

(Loss) income before income taxes	(724)	6,365	1,346	9,166

Income tax (benefit) provision	(484)	2,715	298	3,914
		.		.
Net (loss) income	$(240)	$3,650	$1,048	$5,252

Net (loss) income per share:
Basic	$(0.01)	$0.22	$0.06	$0.31
Diluted	$(0.01)	$0.21	$0.06	$0.30

Weighted average common and potential common shares outstanding:
Basic	17,308	16,927	17,203	16,858
Diluted	17,308	17,592	17,650	17,488

Reconciliation of Non-GAAP operating income:

Operating income	$2,289	$10,020	$6,832	$17,757
Adjustments to operating income for:
Acquisition costs, net of bargain purchase (gain)	(110)	-	469	-
CardioDynamics operations and integration costs	3,187	-	3,187	-

Non-GAAP operating income	$5,366	$10,020	$10,488	$17,757

* includes acquisition and integration related charges of $4.2 million in third quarter and $4.7 million for the nine months ended of 2009 reduced by a bargain purchase gain of $1.1 million in both periods of 2009.

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	September 30,	December 31,
		2008
	2009	As Adjusted
Cash and cash equivalents	$211,035	$209,258
Short-term investment securities	36,864	69,882
Accounts receivable, net	55,414	66,094
Inventories	35,309	29,115
Deferred income taxes, current	14,830	13,372
Prepaid expenses and other current assets	6,695	6,623
Total current assets	360,147	394,344

Property and equipment, net	9,393	8,955
Investment securities	-	578
Deferred income taxes	180	793
Intangible assets, net	28,841	16,829
Other assets	3,595	5,383
Total assets	$402,156	$426,882

Accounts payable	$8,451	$6,189
Accrued expenses	21,616	31,921
Deferred revenue	2,485	2,755
Total current liabilities	32,552	40,865

Long-term debt, net	95,462	111,336
Deferred income taxes, net	6,776	9,871
Other non-current liabilities	14,423	13,750
Total liabilities	149,213	175,822

Shareholders' equity:
Common stock and additional paid-in capital	289,834	285,928
Accumulated deficit	(34,988)	(36,036)
Accumulated other comprehensive (loss) income	(1,903)	1,168
Total shareholders' equity	252,943	251,060
Total liabilities and shareholders' equity	$402,156	$426,882

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Nine Months Ended
	September 30,
		2008
	2009	As Adjusted
Operating activities:
Net income	$1,048	$5,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,647	3,086
Stock-based compensation	5,201	5,209
Amortization of debt discount, debt issuance costs	3,792	6,581
Gain on bargain purchase acquisition	(1,078)	-
Gain on convertible debt repurchase	(1,339)	-
Non-cash gain on litigation settlement with Zonare	-	(643)
Changes in working capital and other adjustments	(2,360)	(1,487)
Net cash provided by operating activities	8,911	17,998

Investing activities:
Investment securities, net	33,939	62,368
Acquisition of CardioDynamics, net of cash acquired	(8,185)	-
Purchases of property and equipment	(2,290)	(2,198)
Earn-out consideration associated with SonoMetric acquisition	(387)	(921)
Net cash provided by investing activities	23,077	59,249

Financing activities:
Excess tax benefit from exercise of stock-based compensation	-	961
Repurchase of convertible debt and related hedge transactions	(20,416)	-
Repayment of convertible debt	(5,250)	-
Shares retired for taxes	(1,285)	-
Proceeds from exercise of stock-based awards	1,419	3,526
Net cash (used in) provided by financing activities	(25,532)	4,487

Effect of exchange rate changes on cash and cash equivalents	(4,679)	1,262

Net change in cash and cash equivalents	1,777	82,996
Cash and cash equivalents at beginning of period	209,258	188,701
Cash and cash equivalents at end of period	$211,035	$271,697